Exhibit 10.1

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT
dated as of December 31, 2008 (“this Agreement”) by and between THQ, a Delaware corporation (the “Company”),
and BRIAN J. FARRELL (the “Executive”)

RECITALS

WHEREAS, the Company and the Executive are parties to an Amended and Restated Employment Agreement dated as of July 20, 2006, under which the term of Executive’s “Employment Period” thereunder will expire March 31, 2010; and

WHEREAS the Board of Directors of the Company (the “Board”) deems it to be in the best interests of the Company and its shareholders to assure the continued employment of Executive, and Executive desires to continue such employment, under the terms of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained therein, the parties agree as follows:

1.             EMPLOYMENT; TERM.

The Company will continue to employ Executive and Executive will continue to be employed by the Company as the Company’s President and Chief Executive Officer (“CEO”) during the original and any extended term of this Agreement (“the Employment Term”) which commences on July 20, 2006 and which shall, unless sooner terminated by the Company or Executive pursuant to Section 7, continue through March 31, 2010; provided, however, that, commencing on March 31, 2008 and thereafter, this Agreement shall be automatically extended each year on March 31 by a period of one (1) additional year if the Company has not given written notice to Executive, at least ninety (90) calendar days prior to the relevant March 31, that it has elected not to extend this Agreement.

In the event the Company elects not to extend this Agreement by providing written notice of such election at least ninety (90) calendar days prior to a given March 31, Executive may resign for “Good Reason” pursuant to Section 7.4(a) hereof and shall thereupon be entitled to the benefits specified in Section 7.5 hereof.  Notwithstanding the foregoing, this Agreement shall automatically terminate on March 31 of the calendar year in which Executive turns sixty-five (65) years of age.

2.             DUTIES, RESPONSIBILITIES.

(a)           During the Employment Term, Executive agrees to devote his entire business time, attention and energies to the business of the Company and its subsidiaries; provided however that Executive may engage in other activities that do not conflict with or interfere with the performance of his duties and responsibilities hereunder including without limitation (i) investing his assets or funds, so long as the business of any such entity in which he shall make his investments shall not be in direct competition with that of the Company, except that Executive may invest in an entity in competition with the Company if its stock is listed for trading on a national stock exchange or traded in the over-the-counter market and Executive’s holdings represent less than 5% of its outstanding stock; or (ii) acting as a director, trustee, officer or upon a committee of any other firm, trust or corporation if such positions do not unreasonably interfere with the services to be rendered by Executive hereunder and, as to future outside Board memberships, the Executive obtains the consent of the Company’s Board of Directors or the Company’s Nominating/Corporate Governance Committee; or (iii) being involved in educational, civic or charitable activities which do not unreasonably interfere with the services to be rendered by Executive hereunder.  During the Employment Term, the Executive shall, if elected or appointed, serve as a director of the Company.

(b)           As CEO, Executive shall report solely and directly to the Board.  The Executive shall at all times be the most senior executive of the Company.  He shall have such senior executive powers, duties, authorities and responsibilities as are consistent with Executive’s position and title and as have been historically performed by Executive, including acting as chairman of any meeting of the Board (unless an independent Chairman of the Board is elected and except for meetings of the Board’s independent Directors), supervising financing, acquisitions and similar transactions and strategic planning for the Company consistent with his title and position, supervising the chief operating officer of the Company and directly or indirectly all other employees of the Company, and managing all activities of the Company, including without limitation, organizational structure and non-officer compensation.  Without limitation on the foregoing, Executive shall have (i) complete senior management authority and responsibility with respect to the management and operations of the Company and its business, including implementation of the business strategy of the Company consistent with long-term strategy and policies approved by the Board, (ii) authority on behalf of the Company to employ and terminate employment of all Company personnel (other than the authority to terminate the employment of the CFO or General Counsel or any Internal Auditor without Board or relevant Committee approval), and (iii) authority to execute contracts on behalf of the Company in the discharge of his duties and responsibilities.

3.             COMPENSATION.

As compensation for Executive’s services to be rendered hereunder during the Employment Term, the Company will pay to Executive the following:

3.1           Base Salary.  An annual base salary (“Base Salary”) (payable in substantially equal installments at the Company’s normal pay periods) during the Employment Term of $626,045, which Base Salary was established effective as of April 1, 2006.  The Base Salary shall be subject to annual review commencing at the end of the first fiscal year of the Company ending during the Employment Term and at the end of each fiscal year thereafter, and may be increased (but not decreased) for subsequent fiscal years.

3.2           Bonus.

(a)           In addition to the Base Salary, the Executive is also entitled to a bonus (the “Bonus”) for each fiscal year of the Company commencing during the Employment Term, in accordance with the Company’s recently adopted Pay-for-Performance Annual Incentive Plan and its successors for all future years.

(b)           The Board in its sole discretion may also award to Executive a performance bonus at any time in such amount and in such form as the Board may determine (the “Performance Bonus”) after taking into consideration other compensation paid or payable to Executive under this Agreement, as well as the financial and non-financial progress of the business of the Company and the contributions of the Executive toward that progress.

(c)           Any Bonus and Performance Bonus shall be payable as soon as practicable after the end of the fiscal year for which it is payable but in all events shall be made within two and one-half months (2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which Executive’s right to such payment vests as provided in Section 8.

(d)           The Executive shall also be eligible for awards of stock options and any other stock or equity based awards that may be available to executives of the Company.

4.             LOCATION; EXPENSES; ADDITIONAL BENEFITS; INDEMNIFICATION.

4.1           Location.  Executive’s principal place of business shall be at the Company’s headquarters in the Los Angeles Metropolitan area, and Executive shall not be required to relocate outside of the Los Angeles Metropolitan area.

4.2           Expenses.  The Company shall pay directly, or reimburse the Executive for, all reasonable and necessary expenses and disbursements incurred by him for and on behalf of the Company in the performance of his duties under this Agreement.  For such purpose, the Executive shall submit to the Company itemized reports of such expenses in accordance with the Company’s policies.

4.3           Vacation.  The Executive shall be entitled to paid vacations during the Employment Term in accordance with the Company’s then prevalent practices for senior executive employees; provided, however, that Executive shall be entitled to such paid vacations for not less than four (4) weeks per annum.

4.4           Employee Benefit Plans.  The Executive shall be entitled to participate in, and to receive benefits under, any employee benefit plans of the Company (including, without limitation, pension, profit sharing, group life insurance and group medical insurance plans) as may exist from time to time for its executive employees.  Subject to the limitation contained in Section 4.7 below, the Company shall make the maximum pension and profit sharing contribution for the Executive legally permitted to be made by an employer and shall permit the Executive to contribute the maximum pension and profit sharing contribution legally permitted to be made by an employee each year during the Employment Period.

4.5           Life and Disability Insurance.  The Company shall provide to Executive, and pay the premiums on, insurance on Executive’s life in the amount of $3 million as well as, on an after-tax basis, long-term disability insurance for the Executive covering at least 80% of his Base Salary during the Employment Term and for a period of twenty-four (24) months thereafter, each of which shall have the coverage reasonably requested by Executive; provided, however, that the foregoing coverage shall be subject to any insurance examinations of Executive required by the insurer.  Executive shall designate the beneficiaries under the disability and life insurance policies.

4.6           Perquisites.  Executive shall be entitled to receive all perquisites made available by the Company (and approved by the Company’s Board or Compensation Committee) from time to time during the Employment Term to other senior executives of the Company in the United States.  Without limiting the generality of the foregoing, Executive shall be entitled to a secretary, a car allowance and insurance in accordance with the Company’s policy, or, if more beneficial to Executive, as provided by the Company to any of its senior executives.  Payment of such perquisites shall comply with Section 8 hereof.

4.7           Indemnification.  As a director and officer of the Company, the Executive shall be entitled to the benefits of all provisions of the Certificate of Incorporation of the Company, as amended, and the Bylaws of the Company, as amended, that provide for indemnification of officers and directors of the Company as well as any Indemnification Agreement that the Company and Executive have entered or may enter into.  No such provisions shall be amended in any way to limit or reduce the extent of the indemnification available to Executive as an officer or director of the Company, except if and then to the extent required to comply with applicable laws or regulations.

In addition, and without limitation on the foregoing:

(a)           to the fullest extent permitted by law, the Company shall indemnify and save and hold harmless the Executive from and against any and all claims, demands, liabilities, costs and expenses, including judgments, fines or amounts paid on account thereof (whether in settlement or otherwise), and reasonable expenses, including attorneys’ fees actually and reasonably incurred (except only if and to the extent that such amounts shall be finally adjudged to have been caused by Executive’s willful breach of the express provisions of this Agreement) to the extent that the Executive is made a party to or witness in any action, suit or proceeding, or if a claim or liability is asserted against Executive (whether or not in the right of the Company), by reason of the fact that he was or is a director or officer, or acted in such capacity on behalf of the Company, or by reason of or arising out of or resulting from entering into this Agreement or the rendering of services by the Executive pursuant to this Agreement, whether or not the same shall proceed to judgment or be settled or otherwise brought to a conclusion.  The Company shall advance to Executive on demand all reasonable expenses incurred by Executive in connection with the defense or settlement of any such claim, action, suit or proceeding, and Executive hereby undertakes to repay such amounts if and to the extent that it shall be finally adjudged that the Executive is not entitled to be indemnified by the Company under this Agreement or under the provisions of the Certificate of Incorporation or Bylaws of the Company as of the date hereof that govern indemnification of officers or directors of the Company (but giving effect to future amendments that broaden or expand any such indemnification and obligations or right more favorably to Executive).  Executive shall also be entitled to recover any costs of enforcing his rights under this Section (including, without limitation, reasonable attorneys’ fees and disbursements) in the event any amount payable hereunder is not paid within thirty (30) days of written request therefore by Executive.  The rights of Executive under this Section shall survive the termination of this Agreement and shall be applicable for so long as Executive may be subject to any claim, demand, liability, cost or expense against which this paragraph 4.7 is intended to protect and indemnify him; and

(b)           the Company shall, at no cost to the Executive, use its best efforts to at all times include the Executive during the Employment Term and for a period of not less than seven (7) years thereafter, as an insured under any directors and officers liability insurance policy maintained by the Company, which policy shall provide such coverage in such amounts as the Board of Directors shall deem appropriate for coverage of all directors and officers of the Company.

4.8           Company’s share of the pension and profit sharing contribution referenced in Section 4.4 and insurance premiums referenced in Section 4.5 shall not exceed in any calendar year an aggregate of $50,000.

5.             CERTAIN ADDITIONAL PAYMENTS

(a)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, benefit or distribution made or provided by the Company or its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)           Subject to the provisions of paragraph 5(c), all determinations required to be made under this paragraph 5(b), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s public accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting any Change in Control which may give rise to the Excise Tax, the Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this paragraph 5(b), shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to paragraph 5(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c)           The Executive shall as soon as practicable notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(1)           give the Company any information reasonably requested by the Company relating to such claim,

(2)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(3)           cooperate with the Company in good faith in order effectively to contest such claim, and

(4)           permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this paragraph 5(c) the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 5(c), the Executive becomes entitled to receive, and receives, any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of paragraph 5(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 5(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be deemed paid to Executive and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)           Notwithstanding the foregoing, all Gross-Up Payments and adjustments shall be paid no later than the end of the calendar year following the year in which the Executive remits the related taxes as necessary to comply with Code Section 409A.

6.             EXCLUSIVE EMPLOYMENT, CONFIDENTIAL INFORMATION, ETC.

6.1           Non-Solicitation.  Executive’s employment hereunder is on an exclusive basis, and during the period of Executive’s employment hereunder and thereafter, in the event of Executive’s voluntary resignation without “Good Reason,” for a period of 12 months following the date of such resignation (the “Non-Solicitation Period”), Executive will not (x) directly or indirectly, engage, employ or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of the Company or any of the Company’s affiliates or predecessors, or (y) request, advise or suggest to any customer or supplier to the Company that such person curtail, cancel or withdraw its business from the Company.

6.2           Confidential Information.  Executive shall not during the Employment Term or at any time thereafter use for Executive’s own purposes, or disclose to or for the benefit of any third party, any trade secret or other confidential information of the Company or any of its affiliates or predecessors (except as may be required by law or in the performance of Executive’s duties hereunder), and Executive will comply with any confidentiality obligations of the

Company to third parties.  Notwithstanding the foregoing, confidential information shall be deemed not to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Executive or any other person who directly or indirectly receives such information from Executive or at Executive’s direction or (ii) is or becomes available to Executive on a non-confidential basis from a source which is entitled to disclose it to Executive.

6.3           Company Ownership.  The results and proceeds of Executive’s services hereunder, including, without limitation, any works of authorship resulting from Executive’s services during Executive’s employment with the Company or any of its affiliates or predecessors and any works in progress, shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to Executive whatsoever.  If for any reason any of such results and proceeds shall not legally be a work-for-hire or there are any rights which do not accrue to the Company under the preceding sentence, then Executive hereby irrevocably assigns and agrees to assigns any and all of Executive’s right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to Executive whatsoever.  Executive shall, from time to time as may be requested by the Company, do any and all things which the Company may deem useful or desirable to establish or document the Company’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments.  To the extent Executive has any rights in the results and proceeds of Executive’s services that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waive the enforcement of such rights.  This paragraph 6.3 is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company or any of its affiliates or predecessors being Executive’s employer.

6.4           Return of Property.  All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Executive and utilized by Executive in the course of Executive’s employment with the Company or any of its affiliates or predecessors shall remain the exclusive property of the Company; provided however that Executive may remove all such property which was prepared by or for Executive’s personal use.

6.5           Injunctive Relief.  The Company has entered into this Agreement in order to obtain the benefit of Executive’s unique skills, talent, and experience.  Executive acknowledges and agrees that any violation of paragraphs 6.1 through 6.4 hereof will result in irreparable damage to the Company, and accordingly, the Company may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to the Company.

6.6           Survival; Modification of Terms.  Executive’s obligations under paragraphs 6.1 through 6.4 hereof shall remain in full force and effect for the entire period provided therein notwithstanding the termination of the Employment Term pursuant to Section 7 hereof or otherwise.  Executive and the Company agree that the restrictions and remedies contained in paragraphs 6.1 through 6.4 are reasonable and that it is Executive’s intention and the intention of the Company that such restrictions and remedies shall be enforceable to the fullest extent permissible by law.  If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or the period or area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable.

7.             TERMINATION

7.1           Disability or Death.  In the event Executive, as a result of his medical condition, is not expected to be substantially able to perform Executive’s duties for a six (6) consecutive month period, the Board at any time after such disability has in fact continued for 60 consecutive days, may determine (“the Disability Determination”) that the Company requires such duties and responsibilities be performed by another executive.  The Executive’s employment hereunder shall automatically terminate upon his death.

7.2           Voluntary Resignation.  The Executive’s employment hereunder shall automatically be terminated upon the Executive’s voluntary resignation from the Company.  Executive’s resignation shall be in writing and specify an effective date no less than thirty (30) days after the date of notice.

7.3           Termination for Cause.  The Company may, at its option, terminate Executive’s employment under this Agreement for “Cause” in the manner herein set forth, and the Company shall thereafter have no further obligations under this Agreement, including, without limitation, any obligation to pay Salary or Bonus or provide benefits under this Agreement for any period subsequent to termination.  For purposes of this Agreement, “Cause” shall mean embezzlement, fraud or other conduct related to the Company which would constitute a felony, conviction of a felony, or if Executive materially breaches this Agreement (including, without limitation, Executive’s continued failure (to the extent which would constitute “gross negligence”) or refusal substantially to perform Executive’s lawful obligations under Sections 2 or 6 hereof, except in the event of Executive’s disability as set forth in paragraph 7.1).

Notwithstanding the foregoing, termination by the Company for Cause shall not be effective until and unless (i) in the event of any act or circumstance alleged to be a basis for termination for “Cause”, the Executive is given written notice by the Board of such alleged act or circumstance, and such alleged act or circumstance shall not have been cured by the Executive within 20 days of receipt of such notice, to the satisfaction of the Board in the exercise of its reasonable judgment (or, if within such 20-day period the Executive commences and proceeds to take all reasonable actions to effect such cure, within such reasonable additional time period (no longer than 60 days) as may be necessary), and (ii) notice of intention to terminate for Cause has been given by the Company within sixty (60) days after the Board learns of the act, failure or event constituting “Cause,” and (iii) the Board has voted (at an in-person meeting of the Board duly called and held as to which termination of Executive is an agenda item) by a vote of at least

80% of the members of the Board to terminate Executive for Cause after Executive has been given notice of the particular acts or circumstances which are the basis for the alleged termination for Cause and has been afforded at least 20 days notice of the meeting and an opportunity to present his position in writing and to be present with his counsel at such meeting and to present his case thereat, and (iv) the Board has given notice of termination to Executive within three days after such meeting, and (v) if Executive has commenced an expedited arbitration in the manner prescribed below within 15 days after such notice of termination, disputing the Company’s right under this Agreement to terminate for Cause, the Arbitrator shall have determined that the Executive is terminable for Cause.  Upon the giving of such notice of termination, (x) Executive shall be deemed suspended with pay until he shall be deemed to have been terminated for Cause hereunder or until the Arbitrator shall have determined that Executive is not terminable for Cause and (y) while suspended, Executive shall cease to act as an executive of the Company and shall depart the premises of the Company.  If Executive or his representative fails to file a demand for arbitration with the American Arbitration Association (“AAA”) and pay the requisite fees pursuant to the national Rules of the AAA within 15 days of receipt of notice of termination from the Board, and diligently pursue such proceeding in accordance with the procedures set forth in Section 14 hereof; such termination shall be conclusively presumed to have been for Cause.

7.4           “Good Reason” Termination.

(a)           Executive may resign and terminate Executive’s employment hereunder for “Good Reason” at any time during the Employment Term by written notice to the Company not more than sixty (60) days after the occurrence of the event constituting “Good Reason”.  Such notice shall state an effective date no earlier than 30 days after the date it is given and no later than twelve (12) months after the occurrence of the event constituting Good Reason.  The Company shall have 30 days from the giving of such notice within which to cure.  Good Reason shall mean any of the following, without Executive’s prior written consent (other than in connection with the termination of Executive’s employment for “Cause” (as defined above) or in connection with Executive’s Disability):

(1)           the assignment to Executive by the Company of duties inconsistent with Executive’s positions, duties, responsibilities, titles or offices, or the withdrawal of a material part of Executive’s responsibilities or a change in Executive’s reporting relationship, as set forth in Section 2;

(2)           a reduction by the Company in Executive’s Base Salary or Bonus set forth in Section 3 hereof (or other benefits set forth in Section 4 hereof) as in effect at the date hereof as the same may be increased from time to time during the Employment Term;

(3)           the Company’s requiring Executive to be based anywhere other than the Los Angeles metropolitan area, except for required travel on the Company’s business to an extent substantially consistent with business travel obligations of other senior executives of the Company;

(4)           the failure or delay of the Company to provide to the Executive any of the payments or benefits contemplated in Sections 3 and 4 hereof or any other material breach by the Company of its obligations hereunder;

(5)           as provided in Section 1 hereof; or

(6)           the failure of the Board or its nominating committee at any time to nominate Executive for election or re-election by the shareholders of the Company to the Company’s Board.

(b)           Termination Without Cause.  The Company may terminate Executive’s employment under this Agreement without “Cause” (as defined above in paragraph 7.3) at any time during the Employment Term by written notice to Executive; provided, however, that the Company may terminate Executive’s employment pursuant to this paragraph only with the affirmative vote of eighty percent of the members of the Board.

7.5           Termination Payments, Etc.

(a)           In the event that Executive’s employment terminates pursuant to paragraph 7.4(a) or 7.4(b) hereof, Executive shall be entitled to receive from the Company (at the Company’s expense), subject to applicable withholding taxes and subject to paragraph 8 hereof:

(1)           a lump sum payment, payable within 30 days of termination, equal to three (3) times the sum of (x) Executive’s annual Base Salary as provided in paragraph 3.1 on the date of termination plus (y) bonus compensation at the annual rate of the highest Bonus and Performance Bonus amounts received by Executive during any prior fiscal year (but no less than $460,000);

(2)           continuation of medical and dental insurance coverage for Executive and his family for the greater of three years or the balance of the Employment Term or, if earlier, the date on which Executive becomes eligible for substantially equivalent medical and dental coverage from a third party employer provided without cost to Executive;

(3)           continuation of life and disability insurance coverage as set forth in paragraph 4.5 until the end of the later of (x) three years after the date of Executive’s employment termination, or (y) the end of the Employment Term (the amount of such insurance to be reduced by the amount of any insurance provided by a new employer without cost to Executive);

(4)           continuation of Executive’s perquisites as provided in paragraph 4.6 until the end of the later of (x) three years after the date of Executive’s employment termination, or (y) the end of the Employment Term, payable in accordance with the Company’s then effective payroll practices;

(5)           all stock options, stock appreciation rights and restricted stock to the extent not yet fully vested or having all restrictions lapse shall become fully vested and non-restricted on the date of termination of Executive’s employment; and all such stock options and stock appreciation rights shall be exercisable for their full stated term as specified at the time of grant and without further extension thereof;

(6)           immediate vesting of Executive’s rights in all other employee benefit and compensation plans;

(7)           fees and disbursements of Executive’s counsel incurred as a result of the termination of Executive’s employment during the one-year period following such termination; and

(8)           provision of an appropriate office and secretarial assistance for at least six (6) months after the termination of Executive’s employment.

(b)           The Executive shall be under no obligation to mitigate the amount of any payment or benefit provided for above under paragraph 7.5(a) by seeking other employment or otherwise, nor shall such payments be offset or reduced by any compensation which the Executive may receive from future employment or otherwise.

(c)           The payments and benefits provided for above in paragraph 7.5(a) are in lieu of, and Executive shall not be a participant in, any severance or income continuation or income protection under any Company plan that may now or hereafter exist and shall be deemed to satisfy and be in full and final settlement of all obligations of the Company for severance or income continuation or income protection to Executive under this Agreement.

(d)           Except as otherwise provided in paragraph 7.5(a) (2) through 7.5(a) (6) coverage under all the Company benefit plans and programs will terminate upon the termination of Executive’s employment except to the extent otherwise expressly provided in such plans or programs.

7.6           Death or Disability.  If Executive dies prior to the end of the Employment Term or if the Board makes a Disability Determination, Executive or his beneficiary or estate shall be entitled to receive (in addition to amounts and benefits under any life insurance policy or disability program or policy) Executive’s Salary up to the date on which the death or Disability Determination occurs and a pro-rated Bonus for the fiscal year in which the death or Disability Determination occurs payable at the same time such salary or Bonus would otherwise have been paid had the Executive continued employment.  In addition, the vesting or lapsing of restrictions of all stock options, stock appreciation rights and restricted stock granted to Executive that are not exercisable or remain restricted as of the date on which the death or Disability Determination occurs shall be accelerated, and Executive or his beneficiary or estate shall be entitled to exercise such stock options and stock appreciation rights, together with all stock options and stock appreciation rights that are exercisable as of the date of death or Disability Determination, through the stated expiration date of such stock options and stock appreciation rights.

In addition, in the event of such a termination the Company shall within 20 days of such termination pay to the Executive or his personal representative, as the case may be, severance pay in a lump sum equal to his then annual Base Salary for one year as set forth in paragraph 3.1 hereof, subject to compliance with Section 8.

7.7           Change of Control.  Notwithstanding any other provision herein, in order to protect the Executive against the possible consequences and uncertainties of a Change of Control (as hereinafter defined) of the Company and thereby induce the Executive to remain in the employ of the Company, the Company agrees that in the event of a Change of Control this Agreement shall continue to be operative according to its terms except that:

(a)           If the Executive’s employment is terminated by the Company other than for “Cause” (as defined in paragraph 7.3 hereof) within one year subsequent to a Change of Control or if the Executive voluntarily terminates such employment within one year subsequent to a Change of Control for any reason (whether or not Good Reason) (the “Evaluation Period”), then in either such event, the Executive shall be entitled to the payments and benefits of paragraph 7.5 as if the termination had occurred under paragraphs 7.4(a) or 7.4(b).

(b)           [Intentionally omitted.]

(c)           The Company shall pay or reimburse the Executive for all fees and disbursements of counsel, if any, incurred by the Executive as a result of the termination of his employment by the Company or his voluntary termination of such employment during the Evaluation Period following a Change of Control (including, without limitation, those which may be incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement), subject to compliance with paragraph 8 hereof.

(d)           The Executive shall be under no obligation to mitigate the amount of any payment provided for under this paragraph 7.7 by seeking other employment or otherwise nor shall such amount be offset by any compensation which the Executive may receive from future employment or otherwise.

(e)           For purposes of this Agreement, a “Change in Control” with respect to the Company shall be deemed to have taken place if, at any time during the Employment Term, any of the following events occur:

(1)           Any person, entity or group, as those terms are used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act’), becomes, is discovered to be, or files a report on Schedule 13D or 14D-1 (or any successor schedule, form or report) disclosing that such person, entity or group is, a beneficial owner (as defined in Rule 13d 1 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;

(2)           Individuals who, as of April 1, 2006, constitute the Board of Directors of the Company cease for any reason to constitute at least a majority of the Board of Directors of the Company, unless any such change is approved by a vote of at least 80% of the members of the Board of Directors of the Company (including Executive) in office immediately prior to such cessation;

(3)           The Company is merged, consolidated or reorganized into or with another corporation or other legal person, or securities of the Company are exchanged for securities of another corporation or other legal person, and immediately after such merger, consolidation, reorganization or exchange less than a majority of the combined voting power of the then outstanding securities of such corporation or person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

(4)           The Company in any transaction or series of related transactions, sells all or substantially all of its assets to any other corporation or other legal person and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or sales are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company immediately prior to such sale;

(5)           The Company and its affiliates shall sell or dispose of (in a single transaction or series of related transactions) business operations that generated two-thirds of the consolidated revenues (determined on the basis of the Company’s four most recently completed fiscal quarters for which reports have been filed under the Exchange Act) of the Company and its subsidiaries immediately prior thereto;

(6)           The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, fowl or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then existing contract or transaction;

(7)           Any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, no Change in Control shall be deemed to occur under this Section 7.7(e) (7) as a result of a transfer to:

(A)          A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)           An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(C)           A Person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(D)          An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (C) above.

For these purposes, the term “Person” shall mean an individual, Company, association, joint stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof. The term “Group” shall have the meaning set forth in Rule 13d-5 of the Securities Exchange Commission, modified to the extent necessary to comply with Proposed Treasury Regulation Section 1.409A-3(g)(5)(v)(B), or any successor thereto in effect at the time a determination of whether a Change of Control has occurred is being made.

(8)           Any other transaction or series of related transactions occur that have substantially the effect of the transaction specified in any of the preceding clauses in this paragraph 7.7(e).

(f)            Notwithstanding the provisions of Section 7.7(e)(1) through 7.7(e)(8) hereof, unless otherwise determined in a specific case by majority vote of the Board of Directors of the Company, a Change in Control shall not be deemed to have occurred for purposes of this Agreement solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities or (iii) any Company- sponsored employee stock ownership plan, or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item thereon) under the Exchange Act, disclosing beneficial ownership by it of shares of stock of the Company, or because of the Company reports that a Change in Control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

8.             IRC 409A AND RABBI TRUST.

(a)           All payments of “nonqualified deferred compensation” (within the meaning of Code Section 409A) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith.  Neither party individually or in combination may accelerate any such deferred payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A.  In the event that the Executive is determined to be a “specified employee” (as defined and determined under Code Section 409A) of Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable following termination of employment shall be paid only after the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of employment, or (ii) the Executive’s death, consistent with the provisions of Code Section 409A.  Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum on the earliest date permitted under Code Section 409A in order to catch up to the original payment schedule.  Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.

(b)           Unless otherwise expressly provided, any payment of compensation by Company to the Executive, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2½ months) after the end of the later of the calendar year or the Company’s fiscal year in which the Executive’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Code Section 409A).  Such amounts shall not be subject to the requirements of paragraph 8(a) above applicable to “nonqualified deferred compensation.”

(c)           Paragraph 8(a) above shall not apply to that portion of any amounts payable solely upon an “involuntary separation from service” (as defined under Section 409A) to the extent that such amount does not exceed the lesser of (1) two hundred percent (200%) of the Executive’s annualized compensation from the Company for the calendar year immediately preceding the calendar year during which the date of termination occurs, or (2) two hundred percent (200%) of the annual limitation amount under Section 401(a)(17) of the Code (the maximum amount of compensation that may be taken into account for purposes of a tax-qualified retirement plan) for the calendar year during which the date of termination occurs.

(d)           All benefit plans, programs and policies sponsored by the Company are intended to comply with all requirements of Code Section 409A or to be structured so as to be exempt from the application of Code Section 409A.  All expense reimbursement or in-kind benefits provided under this Agreement or, unless otherwise specified, under any Company program or policy shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which the Executive incurs such expenses, and the Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit..

(e)           Immediately prior to a Change in Control, involuntary termination without Cause, or voluntary termination for Good Reason, the Company shall establish a “grantor trust” within the meaning of sections 671, et.  seq. of the Code with terms reasonably acceptable to the Executive, for the purpose of protecting the payment, in the event of a Change in Control of the Company, involuntary termination without Cause, or voluntary termination for Good Reason, of any unfunded obligations of the Company to the Executive.  The grantor trust shall be funded only to the extent consistent with Section 409A(b)(2) of the Code.

(f)            A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation of service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  In addition, for purposes of Section 409A, each payment that the Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

9.             SUCCESSORS; BINDING AGREEMENT.

Neither of the parties hereto shall have the right to assign this agreement or any rights or obligations hereunder without the prior written consent of the other party.  Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns.

10.           COUNTERPARTS.

This Agreement may be executed in several counterparts, each of which shall be an original but together shall constitute one in the same instrument.

11.           NOTICES.

Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when (i) delivered personally; (ii) sent by facsimile or other similar electronic device and confirm; (iii) delivered by courier or overnight express; or (iv) three business days after being sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	THQ Inc.
29903 Agoura Road
Agoura Hills, California 91301
Attention: Secretary

If to Executive:	Brian J. Farrell
[latest address on file with the Company]

or to such other address as a party may furnish to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.           GOVERNING LAW.

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of California without reference to conflicts of laws, principles or rules.

13.           WAIVER.

No waiver by either party hereto of any provision of this Agreement shall be deemed a waiver of any preceding or succeeding breach of such provision or as a waiver of any other provision hereof.

14.           ARBITRATION.

In the event of any controversy, dispute or claim arising out of or related to this Agreement or the Executive’s employment by the Company, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute.  If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall be finally settled by expedited arbitration in accordance with the National Rules of the American Arbitration Association governing employment disputes, subject to the following:

(a)           The Arbitrator shall be determined from a list of names of five impartial arbitrators each of whom shall be an attorney experienced in arbitration matters concerning executive employment disputes, supplied by the American Arbitration Association (the “Association”) and chosen by Executive and the Company each in turn striking a name from the list until one name remains.

(b)           The Arbitrator shall determine whether and to what extent any party shall be entitled to damages under this Agreement.

(c)           The Arbitrator shall not have the power to add to nor modify any of the terms or conditions of this Agreement.  The Arbitrator’s decision shall not go beyond what is necessary for the interpretation and application of the provision of this Agreement in respect of the issue before the Arbitrator.  The Arbitrator shall not substitute his or her judgment for that of the parties in the exercise of rights granted or retained by this Agreement.  The Arbitrator’s award or other permitted remedy, if any, and the decision shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing.

(d)           The Arbitrator shall have the authority to award any remedy or relief provided for in this Agreement, in addition to any other remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant.  In addition, the Arbitrator shall have the authority to decide issues relating to the interpretation, meaning or performance of this Agreement even if such decision would constitute an advisory opinion in a court proceeding or if the issues would otherwise not be ripe for resolution in a court proceeding, and any such decision shall bind the parties in their continuing performance of this Agreement.  The Arbitrator’s written decision shall be rendered within sixty days of the hearing.  The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute.  To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within 10 days of its determination by the Arbitrator).  Otherwise, the award shall be binding on the parties in connection with their continuing performance of this Agreement and in any subsequent arbitral or judicial proceedings between the parties.

(e)           The arbitration shall take place in Los Angeles, California.

(f)            The arbitration proceeding and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose and shall be deemed to be information subject to the confidentiality provisions of this Agreement.

(g)           The parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

(h)           The Arbitrator may order a pre-hearing exchange of information including depositions, interrogatories, production of documents, exchange of summaries of testimony or exchange of statements of position, and the Arbitrator shall limit such disclosure to avoid unnecessary burden to the parties and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the dispute.  At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witness and to cross-examine the witnesses of the other party.  No testimony of any witness shall be presented in written form unless the opposing party or parties shall have the opportunity to cross- examine such witness, except as the parties otherwise agree in writing.

(i)            Notwithstanding the dispute resolution procedures contained in this Section 14, either party may apply to any court having jurisdiction (i) to enforce this Agreement to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the Dispute is otherwise resolved, or (iii) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provisions of this Section 14.

15.           ATTORNEYS’ FEES

The Company shall pay or reimburse the Executive for all reasonable fees and disbursements of the Executive’s counsel in connection with the negotiation and execution of this Agreement.  In addition, in the event of any arbitration or judicial proceeding hereunder, the prevailing party shall be entitled to recover his or its reasonable attorneys fees and costs.

16.           HEADINGS.

The Article, Section, paragraph and subparagraph headings are for convenience of reference only and shall not define or limit the provisions hereof.

17.           ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no representations, warranties or commitments except as set forth herein.  This Agreement supersedes any other prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the subject matter of this Agreement.  This Agreement shall be deemed part of any Award Agreement pursuant to which Executive receives any equity-based award.  This Agreement may be amended only in a writing executed by the parties hereto.

18.           SEVERABILITY.

If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

19.           SUPERSEDES PREVIOUS AGREEMENT.

Effective as of the date of this Agreement, this Agreement shall supersede and cancel all prior agreements relating to Executive’s employment by the Company or any of its affiliates and predecessors, including, without limitation, the employment agreement between Executive and THQ Inc. dated as of January 1, 2001, and any amendments thereto, and the Amended and Restated Employment Agreement between such parties dated as of July 20, 2006, and any amendments thereto.  Notwithstanding the preceding sentence, this Agreement is not intended, and shall not be construed, to affect Executive’ s rights in any compensation or benefits that have been granted or accrued prior to the effective date or rights contained in any Indemnification Agreement entered into prior to the effective date.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

Company:

THQ Inc., a Delaware Corporation

By:
Its:

Brian J. Farrell